EXHIBIT 21.1

                       SAFEGUARD HEALTH ENTERPRISES, INC.

                           SUBSIDIARIES OF THE COMPANY



The subsidiaries of SafeGuard Health Enterprises, Inc., a Delaware corporation, are as follows:


1.   SafeGuard  Health  Plans,  Inc.,  a  California  corporation
2. Guards Dental, Inc., a California corporation (A wholly owned subsidiary of SafeGuard Health Plans, Inc., a California corporation)
3.   SafeGuard  Health  Plans,  Inc.,  a  Colorado  corporation
4.   SafeGuard  Health  Plans,  Inc.,  a  Florida  corporation
5.   SafeGuard  Health  Plans,  Inc.  an  Illinois  Corporation
6.   SafeGuard  Health  Plans,  Inc.,  a  Nevada  corporation
7.   SafeGuard  Health  Plans,  Inc.,  a  Texas  corporation
8.   SafeHealth  Life  Insurance  Company,  a  California  corporation
9.   SafeGuard  Dental  Services, Inc.,  a  Delaware  Corporation


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